Exhibit 5.1


November 7, 1997


Somatogen, Inc.
2545 Central Avenue
Suite FD1
Boulder, Colorado  80301-2857

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Somatogen, Inc. (the "Registrant") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 200,000 shares of the Registrant's Common Stock, $.001 par value, pursuant to the Registrant's Amended and Restated Nonemployee Director Stock Option Plan (the "Director Plan") and 100,000 shares of the Registrant's Common Stock, $.001 par value pursuant to the Registrant's Amended and Restated Consultants Stock Option Plan (the "Consultants Plan") (the Director Plan and the Consultants Plan herein after collectively referred to as the "Plans") (collectively the "Shares").

In connection with this opinion, we have (i) examined the Registration Statement and the related Prospectus, and (ii) reviewed the Registrant's Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We also have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the Plans, the Registration Statement and the related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP



By:  James C.T. Linfield